NEWS RELEASE

October 15, 2004

Quincy Gold Corp. Announces Wyoming Property Options

Toronto, Ontario - The Board of Directors of Quincy Gold Corp. (TSX: QGO; OTCBB: QCYG) is pleased to announce that the Company has acquired Options to earn up to a 100% interest in two groups of mineral properties located in Natrona and Fremont Counties, Wyoming from Bald Mountain Mining Co.

As consideration for the Options, the Company has agreed to pay to the sum of $50,000 and issue 100,000 shares.

In order to exercise the option on the first property, the Company must incur cumulative exploration expenditures of $5,000,000 as follows:

Cumulative Exploration Expenditures	On or before
$150,000	One Year from the date of the Agreement
$500,000	Two Years from the date of the Agreement
$1,000,000	Three Years from the date of the Agreement
$2,000,000	Four Years from the date of the Agreement
$5,000,000	Five Years from the date of the Agreement

In the event that the Company incurs some, but not all, of the cumulative exploration expenditures on the first property the Company shall be deemed to have earned an undivided 10% interest for each $500,000 of cumulative exploration expenditures incurred and will enter into a Joint Venture on the property.

In order to exercise the option on the second property, the Company must incur cumulative exploration expenditures of $1,000,000 as follows:

Cumulative Exploration Expenditures	On or before
$100,000	One Year from the date of the Agreement
$250,000	Two Years from the date of the Agreement
$500,000	Three Years from the date of the Agreement
$1,000,000	Four Years from the date of the Agreement

In the event that the Company incurs some, but not all, of the cumulative exploration expenditures on the second property the Company shall be deemed to have earned an undivided 10% interest for each $100,000 of cumulative exploration expenditures incurred and will enter into a Joint Venture on the property.

For each $500,000 of exploration expenditures on the both properties the Company is required to issue an additional 50,000 Shares, to a maximum of 1,000,000 Shares.

The patented mining claims comprised in the first property are subject to a 4% NSR and the unpatented mining claims comprised in the first property are subject to a 3% NSR. The second property is subject to a 3% NSR.

To find out more about Quincy Gold Corp visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com

Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com

Thomas Skimming, VP, Exploration	T: (416) 444-0900	E: tskimming@quincygold.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY GOLD CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.